UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROOFPOINT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 17, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Proofpoint, Inc. The meeting will be held as a virtual meeting on Wednesday, May 30, 2018, at 9:00 a.m. (Pacific Time) via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2018.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by telephone, internet, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares.
If you attend the Annual Meeting via the live webcast, you will be able to vote and submit questions during the meeting by using the control number located on your proxy card.
We appreciate your continued support of Proofpoint.

Sincerely,

Gary Steele Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2018, THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

www.proxyvote.com

PROOFPOINT, INC.
892 Ross Drive
Sunnyvale, CA 94089

_______________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________________________________

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Proofpoint, Inc. will be held as a virtual meeting on Wednesday, May 30, 2018, at 9:00 a.m. (Pacific Time) via live interactive webcast at www.virtualshareholdermeeting.com/PFPT2018.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.     To elect three Class III directors of Proofpoint, Inc. to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 6, 2018 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Your vote as a Proofpoint, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Proofpoint Investor Relations Department through our website at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Gary Steele
Chief Executive Officer

Sunnyvale, California
April 17, 2018

YOUR VOTE IS IMPORTANT

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE DURING THE LIVE WEBCAST. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROOFPOINT, INC.

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

PROOFPOINT, INC.
892 Ross Drive
Sunnyvale, CA 94089
_______________________________________________________________________________

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________________________________

April 17, 2018

Information About Availability of Materials, Solicitation and Voting
The accompanying proxy is solicited on behalf of Proofpoint, Inc.’s (“Proofpoint”) board of directors for use at Proofpoint’s 2018 Annual Meeting of Stockholders (the “meeting”) to be held as a virtual meeting on May 30, 2018, at 9:00 a.m. (Pacific Time) via live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2018, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (Notice) being distributed and our proxy statement and form of proxy are made available on the internet on or about April 17, 2018. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2017 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting.
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of April 6, 2018, which is the record date.
The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the internet, vote your shares on the internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report are available at www.proxyvote.com.

General Information About the Meeting
Purpose of the Meeting
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.
Record Date; Quorum
Only holders of record of common stock at the close of business on April 6, 2018, the record date, will be entitled to vote at the meeting. At the close of business on April 6, 2018, we had 50,827,982 shares of common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 6, 2018, the record date. You may vote all shares owned by you as of April 6, 2018, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On April 6, 2018, we had 50,827,982 shares of common stock issued and outstanding.

Stockholder of Record: Shares Registered in Your Name.    If on April 6, 2018, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card on a timely basis as described below.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.    If on April 6, 2018, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
Abstentions (shares present at the meeting and voted “abstain”) are not counted as votes “for” or “against” a particular proposal and, therefore, are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the proposal regarding the ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting
The board of directors recommends that you vote FOR the Class III directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2).
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote at the meeting—follow the instructions at www.virtualshareholdermeeting.com/PFPT2018 (have your proxy in hand when you visit the website);

•
vote via the internet—go to www.proxyvote.com up until 11:59 pm Eastern Time the day before the meeting date. Have you proxy card in hand when access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

•	vote via telephone—in order to do so, please follow the instructions shown on your proxy card; or

•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 29, 2018. Submitting your proxy, whether by internet, telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” the nominee to the board of directors, or you may withhold your vote from such nominee. For any other matter to be voted on, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

If a stockholder attends the meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/PFPT2018, then any previous votes that were submitted by such stockholder, whether by telephone or internet or mail, will be superseded by the vote that such stockholder casts during the meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or at the meeting. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card on a timely basis as described above to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Proofpoint. Proofpoint and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Proofpoint will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Proofpoint, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Proofpoint (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or internet; or

•	attending and voting at the meeting (following the instructions at www.virtualshareholdermeeting.com/PFPT2018) (note that attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Attending the Meeting
You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/PFPT2018. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:55 a.m. Pacific Time.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
Proofpoint is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor section of our website, which is located at http://investors.proofpoint.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairman and chief executive officer are the same person, the chairman schedules and sets the agenda for meetings of the board of directors, and the chairman, or if the chairman is not present, the lead independent director chairs such meetings. The responsibilities of the chairman or, if the chairman and the chief executive officer are the same person, the lead independent director, include: presiding at executive sessions; serving as a liaison between the chairman and the independent directors, being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management.
Our board of directors believes that we and our stockholders currently are best served by having Eric Hahn, an independent director, serve as chairman. Separating the positions of chief executive officer and chairman allows our chief executive officer to focus on our day-to-day business, while allowing the chairman to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. In particular, in 2017 we formed a risk committee charged with assisting the board in fulfilling its oversight responsibilities with respect to management’s identification and evaluation of the company’s cybersecurity, and other principal operational, and business risks, as well as the company’s risk management framework and its guidelines, policies and processes for monitoring and mitigating these risks. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies.
Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans. The nominating and corporate governance committee, together with the audit committee, reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors
Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NASDAQ Stock Market. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.
Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Based upon this review, our board of directors has determined that the following members of our board of directors are currently independent as determined under the rules of the NASDAQ Stock Market:

Eric Hahn	Kristen Gil
Dana Evan	R. Scott Herren
Jonathan Feiber	Michael Johnson
Kevin Harvey	Richard Wallace
All members of our audit committee, compensation committee, risk committee and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Proofpoint or any of its subsidiaries other than their directors’ compensation. No member of the audit committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Proofpoint or any of its subsidiaries. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, mergers and acquisitions committee, risk committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for the audit committee, the compensation committee, and the nominating and corporate governance committee are available, without charge, upon request in writing to Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089, Attn: General Counsel or by clicking on “Corporate Governance” in the Investor section of our website, http://investors.proofpoint.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is currently comprised of Mr. Herren, who is the chair of the audit committee, Ms. Evan, and Ms. Gil. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NASDAQ Stock Market listing standards. In addition, our board of directors has determined that both Mr. Herren and Ms. Evan are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•
discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	reviews the adequacy and effectiveness of our internal control policies and procedures and reviews our critical accounting policies;

•
obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues;

•
approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviews our annual, quarterly and periodic reports related to financial matters to be filed with the SEC.
Compensation Committee
Our compensation committee is comprised of Mr. Feiber, who is the chair of the compensation committee, Ms. Evan and Mr. Wallace. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.
The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors and the chief executive officer. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.
Nominating and Corporate Governance Committee
Our nominating and governance committee is comprised of Ms. Evan, who is the chair of the nominating and governance committee, and Mr. Hahn and Mr. Harvey. The composition of our nominating and governance committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Our nominating and governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Mergers and Acquisitions Committee
Our mergers and acquisitions committee is comprised of Mr. Hahn, Ms. Evan, Mr. Feiber and Mr. Harvey. Our mergers and acquisitions committee, among other things:

•	reviews acquisition strategies with management and investigates acquisition candidates on behalf of the company;

•	recommends acquisition strategies and candidates to our board of directors, as appropriate;

•	authorizes and approves the negotiation of proposed acquisitions by the company within pre-approved threshold values; and

•	develops and makes recommendations to the board of directors regarding guidelines for mergers and acquisitions.
Risk Committee
Our risk committee is comprised of Mr. Johnson, who is the chair of the risk committee, Mr. Herren and Mr. Feiber. Our risk committee, among other things:

•	reviews or discusses, as and when appropriate, with management the company’s risk governance framework;

•
oversees our risk management policies and procedures dealing with risk identification and risk assessment regarding the principal operational, business risks facing the company, whether internal or external in nature; and review and approves material changes to such policies;

•	periodically reviews the major risk exposures of the company and the steps management has taken to monitor and control such exposures; and

•
reviews risks related to information security and data protection, the steps taken by management to reduce the likelihood of security or data breaches, and the company’s compliance with applicable information security and data protection laws and industry standards.

The risk committee’s role is advisory to the board with respect to the above matters, and the board as a whole does not delegate any power or authority of the board as a whole to the risk committee with respect to them. The board of directors also retains oversight responsibility over our key strategic and reputational risks, and oversight responsibility for certain other risks have been assigned to the audit committee, the compensation committee and nominating and corporate governance committee as described above.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2017 were Mr. Feiber, Mr. Garn, Ms. Evan and Mr. Wallace. None of the members of our compensation committee in 2017 has at any time been our officer or employee, and none had or have any relationships with Proofpoint that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of our board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2017.
Board and Committee Meetings and Attendance
During 2017 and including telephonic meetings, the board of directors met seven (7) times, the audit committee met seven (7) times, the compensation committee met five (5) times, the risk committee met one (1) time, and the nominating and corporate governance committee met informally a number of times resulting in one (1) action by unanimous written consent. Because the board of directors chose to consider all mergers and acquisitions activity in 2017 as a group, the merger and acquisitions committee did not meet in 2017. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which such director served (during the period which such director served).
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. At our 2017 Annual Meeting of Stockholders, our chairman, Mr. Hahn, and Mr. Steele, attended the meeting.

Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Hahn, is the presiding director at these meetings.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by sending letters addressed to the attention of our Corporate Secretary or by sending emails to the board of directors through our website at https://investors.proofpoint.com/investors/governance/contact-the-board/default.aspx.
All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
Proofpoint, Inc.
c/o Corporate Secretary
892 Ross Drive
Sunnyvale, California 94089.

Business Conduct Guidelines
We have adopted business conduct guidelines that apply to all of our board members, officers and employees. Our Business Conduct Guidelines are posted on the Investor section of our website located at http://investors.proofpoint.com by clicking on “Corporate Governance.” Any amendments or waivers of our Business Conduct Guidelines pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2019 and 2020, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that the Class III nominees named below, who are currently serving as directors in Class III, be elected as Class III directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
Shares represented by proxies will be voted “FOR” the election of the nominee named below, unless the proxy is marked as to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. The nominee has consented to being named in this proxy statement and to serve if elected.
Nominees to the Board of Directors
The nominees, and their ages, occupation and length of board service as of April 17, 2018, are provided in the table below. Additional biographical description of the nominee is set forth in the text below the table. The description includes the primary individual experience, qualifications, qualities and skills of the nominee that led to the conclusion that the director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Dana Evan(1)(2)(3)(4)	58	Venture Partner at Icon Ventures	2008
Gary Steele	55	Chief Executive Officer of Proofpoint, Inc.	2002
Kristen Gil(4)	46	Vice President, Business Operations & Strategy, Google Inc.	2017
_______________________________________________________________________________

(1)	Member of the compensation committee

(2)	Member of the nominating and governance committee

(3)	Member of the mergers and acquisitions committee

(4)	Member of the audit committee
Dana Evan has served as a director since June 2008. Ms. Evan is a venture partner at Icon Ventures and has invested in and served on the boards of directors of companies in the internet, technology and media sectors since July 2007. From May 1996 until July 2007, Ms. Evan served as Chief Financial Officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., and a number of privately held companies. Ms. Evan also served on the board of Criteo S.A. from March 2013 until July 2017 and Fusion-IO from February 2011 until July 2014. Ms. Evan previously served on the board of directors of Everyday Health, Inc. until it was acquired by Ziff Davis in December 2016 and on the board of directors of Omniture, Inc. until it was acquired by Adobe Systems Incorporated in October 2009. Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive). The board of directors determined that Ms. Evan possesses specific attributes that qualify her to serve as a member of our board of directors, including broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies.
Gary Steele has served as a director and as our Chief Executive Officer since 2002. Mr. Steele currently serves on the board of directors of Vonage Holding Corp., as well as on the board of two privately held companies. Prior to joining our company, Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele's prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software and information technology companies. He holds a B.S. degree in computer science from Washington State University. The board of directors determined that Mr. Steele should serve as a director based on his position as our Chief Executive Officer and his understanding of the internet security industry.

Kristen Gil has served as a director since October 2017. Ms. Gil is the Business Finance Officer for Google’s Search, Maps, and Research & Machine Intelligence products areas and leads the Business Operations and Strategy team at Google Inc., an internet technology company, where she has worked since November 2007. In addition, for several years Ms. Gil has led the Women@Google group, a global network of thousands of Google employees committed to connecting, developing and retaining female talent. Before Google, Ms. Gil served as general manager of a division for Marketron International, Inc. a provider of revenue management and audience engagement software for media companies. She was also previously a management consultant with McKinsey & Company, a global consulting firm where she worked across many industries including technology, financial services, and manufacturing. Ms. Gil holds an M.B.A. from Harvard Business School and a B.S. in industrial engineering & operations research from Cornell University. The board of directors determined that Ms. Gil should serve as a director based on her operational and strategic experience that will contribute to Proofpoint’s long-term scale.
Continuing Directors
The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 17, 2018, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors
Michael Johnson(5)	50	Senior Vice President and Chief Information Security Officer, Capital One Financial Corporation	2017
R. Scott Herren(4)(5)	56	Chief Financial Officer at Autodesk, Inc.	2016
Richard Wallace (1)	58	Chief Executive Officer, KLA-Tencor	2017
Class II Directors:
Jonathan Feiber(1)(3)(5)	61	General Partner at Mohr Davidow Ventures	2002
Eric Hahn(2)(3)	58	Founding Partner of the Inventures Group	2002
Kevin Harvey(2)(3)(4)	53	Founder and General Partner of Benchmark Capital	2002
_______________________________________________________________________________

(1)	Member of the compensation committee

(2)	Member of the nominating and governance committee

(3)	Member of the mergers and acquisitions committee

(4)	Member of the audit committee

(5)	Member of the risk committee
Michael Johnson has served as a director since July 2017. Mr. Johnson has served as Senior Vice President and Chief Information Security Officer of Capital One Financial Corporation, a financial holding company where he leads and manages cyber, cyber risk management, information security, cybersecurity operations, and security technology innovation since March 2017. Prior to joining Capital One, Mr. Johnson served as Chief Information Officer for the U.S. Department of Energy from March 2015 to December 2016. Previously, Mr. Johnson served in key cyber-focused executive roles in the U.S. Government, including at the Office of the Director of National Intelligence, the Department of Homeland Security, and the White House Executive Office of the President, where he served as Assistant Director for intelligence programs and national security systems from July 2013 to March 2015. Mr. Johnson holds a B.S. in computer engineering and an M.S. in computer science from the University of California, San Diego. The board of directors determined that Mr. Johnson should serve as a director based on his extensive experience in cyber security, cyber risk management, and security technology innovation as well as his leadership roles with the United States government.
R. Scott Herren has served as a director since July 2016. Mr. Herren has served as the Senior Vice President and Chief Financial Officer of Autodesk, Inc., a leading provider of cloud-based design and engineering software, since November 2014. Prior to joining Autodesk, Mr. Herren served as Senior Vice President, Finance at Citrix Systems, software and cloud computing company, from September 2011 to October 2014, and in a variety of other leadership roles since joining Citrix in March 2000, including Vice President and Managing Director for EMEA and Vice President and General Manager of the company’s virtualization systems group. Before joining Citrix, Mr. Herren spent 16 years in senior strategy and financial positions at FedEx and IBM. Mr. Herren holds a B.S. in industrial engineering from Georgia Institute of Technology and a M.B.A. from Columbia University. The board of directors determined that Mr. Herren should serve as a director based on his broad experience in operations, international business, accounting, financial management and investor relations at publicly held enterprise software companies.
Richard Wallace has served as a director since May 2017. Mr. Wallace has served as Chief Executive Officer and President and as a member of the board of directors of KLA-Tencor Corporation, a leading provider of process control and yield management solutions, since January 2006. Mr. Wallace began as an applications engineer at KLA Instruments in 1988, and has held various general management positions throughout his thirty-year tenure with the company. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Wallace has served on the board of directors for NetApp, Inc., a data management solutions company, since April 2011. Mr. Wallace holds a B.S. in electrical engineering from the University of Michigan and a M.S. in engineering management from Santa Clara University. The board of directors determined that Mr. Wallace brings exceptional technology leadership to the board that will further enhance Proofpoint’s ongoing ability to scale its business to drive long-term sustained growth and profitability.
Jonathan Feiber has served as a director since July 2002. Mr. Feiber is a general partner at Mohr Davidow Ventures, a venture capital firm, which he joined in 1992. As a general partner at Mohr Davidow Ventures, Mr. Feiber serves on the board of directors of a number of privately held companies. Prior to joining Mohr Davidow Ventures, Mr. Feiber worked in various managerial positions at Sun Microsystems, a computer software and information technology company. Mr. Feiber holds a B.A. from the University of Colorado in distributed studies across computer science, math and astrophysics. The board of directors determined that Mr. Feiber should serve as a director based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of other technology companies, his significant management, software engineering and product development experience.
Eric Hahn has served as a director since June 2002. Mr. Hahn founded our company in June 2002. and is the founding partner of the Inventures Group, a mentor investment firm, which was founded in 1998. From 1997 to 1998, Mr. Hahn served as the Chief Technical Officer for Netscape Communications, Inc., a computer services and web browser company, and was a member of Netscape's Executive Committee. In addition, Mr. Hahn was the founder and Chief Executive Officer of Collabra Software, Inc., a groupware provider that was acquired by Netscape in 1995. Prior to Collabra, Mr. Hahn ran the cc:Mail division of Lotus Development Corporation, a business applications company. Mr. Hahn holds a B.S. from the Worcester Polytechnic Institute, which also bestowed to Mr. Hahn an honorary Ph.D. in computer science. The board of directors determined that Mr. Hahn should serve as a director based on his significant experience investing in and serving on the boards of directors of other technology companies, his management and leadership experience as a former founder and executive of multiple startup technology companies and his significant software engineering and product development experience.
Kevin Harvey has served as a director since December 2002. Mr. Harvey is a founder and general partner of Benchmark Capital, which he joined in 1995. Before founding Benchmark, Mr. Harvey was founder, president and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey holds a B.S. in engineering from Rice University. The board of directors determined that Mr. Harvey should serve as a director based on his significant experience investing in and serving on the boards of directors of other technology companies, and his management and leadership experience as a former founder and executive of multiple startup technology companies.
There are no familial relationships among our directors and officers.

Director Compensation
The following table provides information for the fiscal year ended December 31, 2017, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2017.
Director Compensation—2017

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Anthony Bettencourt(5)	$—	$—	$—
Dana Evan	$54,625	$197,006	$251,631
Jonathan Feiber(4)	$—	$244,036	$244,036
Douglas Garn(4)(6)	$—	$228,478	$228,478
Kristen Gil(7)	$—	$133,260	$133,260
Eric Hahn	$36,188	$197,006	$233,194
Kevin Harvey(4)	$—	$242,016	$242,016
R. Scott Herren	$50,875	$197,006	$247,881
Michael Johnson (8)	$24,750	$183,314	$208,064
Richard Wallace (4)(9)	$—	$249,994	$249,994
_______________________________________________________________________________

(1)
Non-employee directors, who did not otherwise elect to receive their annual board service fees in the form of stock awards, received annual cash retainer fees as described below in the section entitled “Annual and Meeting Fees”.

(2)
Consists of Restricted Stock Units (RSUs). The amounts shown in this column also include annual equity grant of RSUs equivalent to $200,000 if the non-employee director who did not otherwise elect to receive the annual equity grant in the form of stock options and has served continuously as a member of our board of directors for at least six months.

(3)
Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options and RSUs held by each non-employee director as of December 31, 2017, see the table “Director Stock Options and Awards Outstanding” below. A description of the grants appears below in the section entitled “Equity Awards”.

(4)	Messrs. Feiber, Garn, Harvey and Wallace elected to receive their annual board service fees in the form of RSUs for 2017.

(5)	Mr. Bettencourt resigned from our board of directors on January 24, 2017.

(6)	Mr. Garn resigned from our board of directors on July 26, 2017.

(7)	Ms. Gil joined as a member of our board of directors effective October 17, 2017.

(8)	Mr. Johnson joined as a member of our board of directors effective July 18, 2017.

(9)	Mr. Wallace joined as a member of our board of directors effective May 9, 2017.

Our non-employee directors held the following number of stock options and RSUs as of December 31, 2017.
Director Stock Options and Awards Outstanding

Name of Director	Outstanding Stock Awards (#)	Shares subject to Outstanding Options (#)
Dana Evan	2,241	20,163
Jonathan Feiber	2,385	35,948
Kristen Gil	1,413	—
Douglas Garn	—	—
Eric Hahn	2,241	45,000
Kevin Harvey	2,369	32,748
R. Scott Herren	10,574	—
Michael Johnson	2,040	—
Richard Wallace	2,344	—
Annual and Meeting Fees.    On April 21, 2017, the Compensation Committee reviewed and approved the following compensation for our non-employee directors. In October of 2017, the Compensation Committee further reviewed the compensation commensurate with the formation of the Risk Committee. Our non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds and other than those who elected to receive their annual board service fees in the form of stock options, were compensated as follows:

•	$32,000 annual cash retainer;

•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;

•	$12,000 for the chair of our compensation committee and $5,000 for each of its other members;

•	$7,500 for the chair of our nominating and corporate governance committee and $3,750 for each of its other members; and

•	$15,000 for the chair of our risk committee and $7,500 for each of its other members
Equity Awards.    Our non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted an initial annual equity grant of restricted stock units (RSUs) equivalent to $200,000 (subject to monthly proration of such value as measured over a twelve-month period from June 1 to May 31 of each year). For example, a director joining on December 15 of a given year would be entitled to an initial annual grant of RSUs valued at $100,000, i.e. 6/12ths of $200,000. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional equity grant of RSUs equivalent to $200,000. Each annual RSU award will vest in full on the one-year anniversary of the date of grant. Our non-employee director equity compensation policy also provides that a director can elect annually to receive the aforementioned annual RSU award in the form of stock options, and the annual board service fees in the form of stock options or RSUs. One-quarter of each RSU award provided in lieu of annual board service fees will vest upon the completion of each calendar quarter of board service, commencing with the second calendar quarter of the year or with the grant immediately after the annual meeting of our stockholders. Each of these stock option awards will be immediately exercisable in full; however, any unvested shares issued upon exercise will be subject to a right of repurchase by us upon termination of service, which right will lapse in accordance with the vesting schedule described above. Options granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control. The awards will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as Proofpoint's principal independent registered public accounting firm to perform the audit of Proofpoint's consolidated financial statements for fiscal year ending December 31, 2018. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as Proofpoint’s principal independent registered public accounting firm.
PricewaterhouseCoopers LLP audited Proofpoint's financial statements for Proofpoint's 2017 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services and fees from its independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for Proofpoint’s audit.
In addition to performing the audit of Proofpoint's consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2016 and 2017. Our audit committee has determined that PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from Proofpoint. The aggregate fees billed for fiscal 2016 and 2017 for each of the following categories of services are as follows:

Fees Billed to Proofpoint	Fiscal Year 2017	Fiscal Year 2016
Audit fees(1)	$2,608,000	$1,735,000
Audit-related fees(2)	$—	$—
Tax fees(3)	$148,096	$137,820
All other fees(4)	$1,800	$1,800
Total fees	$2,757,896	$1,874,620
_______________________________________________________________________________

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for 2017 include fees for work related to the adoption of ASC 606 and work related to acquisitions.

(2)	“Audit-related fees” include fees for audit-related services that are not categorized as audit fees.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

(4)	“All other fees” include fees for licensed software tools used for financial reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by one holder of more than 5% of our common stock, each of our directors or director nominees; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholder, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018, by each of our directors or director nominees; each of our named executive officers; and all of our directors, director nominees and executive officers as a group.
Percentage ownership of our common stock is based on 50,812,256 shares of our common stock outstanding on March 31, 2018. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018, and the shares subject to RSUs that will be released within 60 days of March 31, 2018, to be outstanding and to be beneficially owned by the person holding the option and the RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Dana Evan	23,906	(1)	*
Jonathan Feiber	38,152	(2)	*
Kristen Gil	—		*
Eric Hahn	267,768	(3)	*
Kevin Harvey	281,134	(4)	*
R. Scott Herren	4,167		*
Michael Johnson	—		*
Richard Wallace	623		*
Gary Steele	704,326	(5)	1.37%
Paul Auvil	353,835	(6)	*
David Knight	42,509	(7)	*
Tracey Newell	27,425	(8)	*
Darren Lee	2,265	(9)	*
All officers and directors as a group (13 persons)	1,746,110	(10)	3.37%
Greater than 5% Beneficial Owner
T. Rowe Price Associates, Inc.	4,184,997	(11)	8.24%
The Vanguard Group, Inc.	3,606,875	(12)	7.10%
BlackRock, Inc.	3,261,188	(13)	6.42%
Artisan Partners Limited Partnership	3,152,336	(14)	6.20%
_______________________________________________________________________________

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Includes 20,163 shares subject to options held by Ms. Evan that are exercisable within 60 days of March 31, 2018.

(2)
Includes 35,948 shares subject to options held by Mr. Feiber that are exercisable within 60 days of March 31, 2018. Also includes 1,669 shares held by the Feiber-Buhr Family Trust. Mr. Feiber is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(3)
Includes 45,000 shares subject to options held by Mr. Hahn that are exercisable within 60 days of March 31, 2018. Also includes 202,008 shares held by the Hahn Family Trust dated 10/20/1999. Mr. Hahn is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(4)
Includes 32,748 shares subject to options held by Mr. Harvey that are exercisable within 60 days of March 31, 2018. Also includes 234,464 shares held by the Harvey Family Trust. Mr. Harvey is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(5)	Includes 625,828 shares subject to options held by Mr. Steele that are exercisable within 60 days of March 31, 2018.

(6)
Includes 242,448 shares subject to options held by Mr. Auvil that are exercisable within 60 days of March 31, 2018. Also includes 446,398 shares held by the Auvil Family Trust. Mr. Auvil is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(7)
Includes 20,153 shares subject to options held by Mr. Knight that are exercisable within 60 days of March 31, 2018. Also includes 1,750 shares subject to RSUs held by Mr. Knight that will be released within 60 days of March 31, 2018.

(8)	Includes 2,313 shares subject to options held by Ms. Newell that are exercisable within 60 days of March 31, 2018.

(9)	Includes 875 shares subject to options held by Mr. Lee that are exercisable within 60 days of March 31, 2018.

(10)
Consists of 1,025,476 shares subject to options that are exercisable within 60 days of March 31, 2018 that are held by our directors and officers as a group. Also consists 1,750 shares of subject to RSUs that will be released within 60 days of March 31, 2018.

(11)
As of December 31, 2017, based solely on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2018 showing sole dispositive powers over the shares. T. Rowe Price Associates, Inc.’s principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(12)
As of December 31, 2017, based solely on Schedule 13G filed by The Vanguard Group, Inc. on February 12, 2018 showing sole dispositive powers over the shares. The Vanguard Group, Inc.’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
As of December 31, 2017, based solely on Schedule 13G filed by BlackRock Inc. on January 29, 2018 showing sole dispositive powers over the shares. BlackRock Inc’s principal business address is 55 East 52nd Street, New York, NY 10055.

(14)
As of December 31, 2017, based solely on Schedule 13G filed by Artisan Partners Limited Partnership on February 7, 2018 showing sole dispositive powers over the shares. Artisan Partners Limited Partnership’s principal business address is 875 E Wisconsin Ave. Ste 800, Milwaukee, WI 53202.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of April 17, 2018, and their positions are shown below.

Named Executive Officer	Age	Position
Gary Steele	55	Chief Executive Officer
Paul Auvil	54	Chief Financial Officer
David Knight	51	Executive Vice President, General Manager Threat Systems Products
Tracey Newell	52	Executive Vice President, Worldwide Sales and Customer Success
Darren Lee	52	Senior Vice President, General Manager Information Archiving and Governance Products Group
The board appoints executive officers, who then serve at the board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Proofpoint.
For information regarding Mr. Steele, please refer to Proposal No. 1, “Election of Directors,” “Nominees to the Board of Directors” above.
Paul Auvil has served as our Chief Financial Officer since March 2007. Prior to joining our company, from September 2006 to March 2007, Mr. Auvil was with Benchmark Capital, a venture capital firm, as an entrepreneur-in-residence. Prior to that, from 2002 to July 2006, he served as the CFO at VMware, Inc., a virtualization company. Previously, he served as the CFO for Vitria Technology, Inc., an eBusiness platform company and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including vice president of the Internet and Secure Products Division. From 2007 to 2017, Mr. Auvil served on the board of directors for Quantum Corporation. Mr. Auvil was a member of the Board of Directors of Marin Software Incorporated from 2009 to 2017. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.
David Knight has served as our Executive Vice President, Threat Systems Products Group since July 2016. He served as the General Manager Information Security Products Group from July 2013 to July 2016 and prior to that served as our Executive Vice President Product Management and Product Marketing since March 2011. Prior to joining our company, from May 2007 to February 2011, Mr. Knight served as Chief Technology Officer of the Collaboration Software Group and Senior Director of Product Management at Cisco Systems, Inc., a networking and communications technology company. Mr. Knight was previously vice president of product management, vice president of platforms, and senior director of product management for WebEx Communications Inc., a collaboration software company, from 2002 to May 2007. From 1998 to 2002, he was vice president of marketing and product management for Portera Systems Inc. Mr. Knight has also held management positions at Sybase, Inc., an enterprise and mobile software company, and Oracle. He holds a master of science in industrial administration and a B.S. in industrial management and information systems from Carnegie Mellon University.
Tracey Newell has served as our Executive Vice President, Worldwide Sales since August 2013 through December 2014. In January 2015, Ms. Newell became the Executive Vice President Worldwide Sales and Customer Success broadening her role and responsibilities. Prior to joining our company, from July 2011 to August 2013, Ms. Newell served as Executive Vice President of Global Sales at Polycom, Inc., a unified communications and collaboration solutions company. Previously, she served as Senior Vice President of Worldwide Sales for the General Business Sales segment of Juniper Networks, Inc., a networking technology company. Ms. Newell was previously Vice President of Sales for the WebEx division of Cisco Systems, Inc., a networking and communications technology company. Prior to joining the WebEx division, Ms. Newell held a variety of leadership roles within Cisco. Ms. Newell holds a B.A. in business economics from the University of California, Santa Barbara.
Darren Lee has served as our Senior Vice President, General Manager Information Archiving and Governance Products Group since December 2011. Prior to joining Proofpoint, Mr. Lee founded NextPage, a leading provider of information governance solutions, and served as its Chief Executive Officer from 2002 to December 2011. Mr. Lee holds a B.S. in electrical and computer engineering from Brigham Young University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an analysis of our compensation objectives and considerations for how we compensated our CEO in relation to our performance in 2017, the “best practices” we have adopted with respect to our executive compensation program, an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation practices and decisions involving the Named Executive Officers during 2017. The Named Executive Officers referenced collectively throughout the compensation discussion and analysis include:

•	Gary Steele, our Chief Executive Officer (our “CEO”);

•	Paul Auvil, our Chief Financial Officer (our “CFO”);

•	David Knight, our Executive Vice President, General Manager Threat Systems Products Group;

•	Tracey Newell, our Executive Vice President, Worldwide Sales and Customer Success; and

•	Darren Lee, our Senior Vice President, General Manager Information Archiving and Governance Products Group
2017 Performance
Excellent Financial Performance
In 2017, we successfully executed our growth strategy and extended our leadership position in next-generation cybersecurity. Financial highlights for the year include:

•	Delivered total revenue of $515.3 million, an increase of 37%

•	Increased free cash-flow margin to approximately 21%
From our initial public offering in 2012 to the end of December 2017, our stock price has increased over 500%, significantly above the NASDAQ Composite Index (IXIC) returns over the same period.
Achievement of Significant Operational Milestones

•
Completed two strategic acquisitions: Cloudmark, Inc. a leader in messaging security and threat intelligence for Internet Service Providers (ISPs) and mobile carriers worldwide, will enhance the Proofpoint Nexus Platform by combining the threat intelligence from Cloudmark and better protecting all of our customers, who in turn will benefit from increased effectiveness across the product suite. WebLife Balance, Inc., a leader in browser isolation solutions, will allow Proofpoint customers to extend protection to personal email accounts, when accessed within in the enterprise, while preserving the privacy of users.

•	Successfully drove additional sales to our existing customers through our broadening product line, ending 2017 with 56% of our customers using two or more products, up from 50% at the end of 2016.

•	Continued to increase customers in the Fortune 1000, ending 2017 with just over 390 customers.

•	Grew international revenue by 38%, representing over 17% of total revenue.

CEO Pay-for-Performance
Objectives
Our steady and consistent growth since inception, is a direct correlation to the exceptional leadership of our CEO. His focus, creativity and ability to engage and inspire our workforce continues to be instrumental in our success. Most significantly, his recognized status as a leader in next-generation cyber security has allowed us to attract, develop and retain a high-caliber executive team, focused on achieving our long-term growth initiatives.
We believe it is critical to our continued success to offer our CEO a total compensation package that will, among other things:

1.	motivate and reward the achievement of our annual and long-term financial and strategic initiatives;

2.	ensure he remains with Proofpoint to guide our business as we emerge as a leader in next-generation cyber security and compliance market sector; and

3.	align his total compensation with stock performance and company performance.
Compensation
In alignment with these objectives, in 2017 the Compensation Committee approved a target total direct compensation mix for our CEO which included base and variable compensation in the form of cash bonus and equity awards. The equity mix consisted of stock options, Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). All elements of compensation were reviewed independently to warrant merit on their own, and as a whole, to ensure a balanced total direct compensation package.
The Compensation Committee believes our CEO’s total direct compensation opportunity represents our executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Over time, as the size, complexity and performance of Proofpoint has grown, the Compensation Committee has adjusted the target total direct compensation opportunity of our CEO to reflect his significant role, the Company’s accelerated performance; and his tenure with the organization. The Compensation Committee views bonus compensation and equity awards as strong performance-based compensation vehicles. We recognize the creation of stockholder value and Company growth provide important context for understanding and evaluating the overall appropriateness of our CEO’s total direct compensation. Further, our Board of Directors uses key financial measures to evaluate the continued growth and long-term market success of our business.
Our 2017 CEO Pay Mix and Total Direct Compensation:

Our 2017 Other Executive Pay Mix and Total Direct Compensation:

Executive Compensation Practices
Our executive compensation policies and practices reinforce our pay for performance philosophy that aligns with sound governance principles:
What We Do

•	Performance based equity incentives

•	Short-term performance based cash incentives

•	Caps on short-term performance based cash incentive compensation

•	100% independent directors on the Compensation Committee

•	Independent compensation consultant engaged by the Compensation Committee

•	Double trigger Change of Control benefits

•	Annual compensation risk assessment

•	Limited executive perquisites

•	Prohibition on short sales, hedging, or pledging of stock ownership positions and transactions involving our equity securities

•	Broad-based company-sponsored health benefit programs

•	Four-year equity award vesting periods
What We Don’t Do

•	No “single trigger” change of control benefits

•	No “gross-ups” or tax payments in connection with any compensation element or change in control payment or benefits

•	No defined benefit or contribution retirement plans

•	No nonqualified deferred compensation plans or arrangements

Executive Compensation Philosophy and Objectives
Proofpoint competes in the dynamic, highly competitive cyber security space. To meet this challenge, we have embraced a compensation philosophy of offering our executives competitive total direct compensation that recognizes and rewards individual performance and contributions to our success.

•	Base Salary is targeted between the 50th and 75th percentile of our peer companies.

•
Variable cash compensation is market competitive but only earned upon achievement of varied, predetermined financial and operating performance metrics and further earning potential contingent on the performance of the individual against stated goals.

•
Equity compensation comprises a significant portion of total direct compensation. We believe equity aligns the interests of shareholders and our executives by creating a strong direct link between the ultimate value of compensation an executive realizes and stock appreciation price. Equity compensation is reviewed annually and is targeted between the 50th and 75th percentile of our peer companies.

•	To ensure we retain a competitive position in the cyber security industry, the Compensation Committee engages Compensia to conduct an annual review of our executive compensation.
The specific objectives of our executive compensation program are to:

•	Reward the successful achievement of our financial and strategic objectives;

•	Drive the development of a successful and profitable business;

•	Support the alignment of executive officer and stockholder interests by rewarding the achievement of company goals and the building of stockholder value;

•	Attract, motivate, reward, and retain highly-qualified executive officers who are important to our success; and

•	Recognize strong performers by offering compensation that rewards individual achievement as well as contributions to our overall success.
Compensation Program Design
Our executive compensation consists of base salary, an annual cash bonus opportunity and equity awards in the form of RSUs and PSUs.
A key component of our executive compensation program continues to be equity awards. As a public company, we emphasize the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. This equity compensation reflects a balanced mix of RSUs and PSUs (fifty-percent RSUs and fifty-percent PSUs) based on value. The guidelines for each equity award were developed based on a blend of grant value and value as a percentage of market capitalization. The Compensation Committee continues to believe the combination of these equity awards aligns our executive officers' total direct compensation opportunity to company performance and ensures a balance of compensation at risk based on company performance.
Through the Performance-Based Stock Program, PSU awards are designed to incent our executive officers to drive long-term financial and operational performance over a four-year measurement period. The PSUs are earned based on our achievement of target levels linked to our financial and operational performance. Milestones have been established and are achieved when we have five consecutive quarters of year over year revenue growth and have achieved our pre-established cash-flow levels.
We also provide cash compensation in the form of base salaries and annual cash bonus opportunities. Typically, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives. The attainment of these awards is also based on the achievement of personal objectives. We believe this creates a further linkage on pay-for-performance.
On an annual basis, the Compensation Committee reviews our compensation philosophy and programs and in general, we review executive compensation annually. As part of this review process, they consider the levels of compensation we would be willing to pay to ensure compensation remains competitive and that we are meeting our retention objectives, while also evaluating the cost to us if we were required to find a replacement for a key executive or employee.

We have used industry surveys, including data from the Radford Global Technology Compensation Survey, particularly for public companies with annual revenue of $180 million to $750 million and market caps in excess of $1.0 billion to assist the Compensation Committee in establishing cash compensation levels for our executive officers with an emphasis on technology companies of similar size, stage of development, and strong revenue growth. We also use information from a compensation peer group as approved annually by the Compensation Committee. Using this information as a reference, the Compensation Committee has emphasized remaining competitive in our market and differentiating total cash compensation levels through the use of an annual cash bonus plan.
We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each component of executive compensation separately and also takes into consideration the value of each executive officer’s compensation package as a whole and its relative size in comparison to our other executive officers.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and practices for our executive officers, including the Named Executive Officers (other than our CEO), and overseeing our cash and equity-based compensation plans. In the case of our CEO’s cash compensation and equity awards, decisions are made by the independent members of our Board of Directors.
At the beginning of each year, the Compensation Committee, after consulting with management, establishes the applicable corporate performance objectives for our incentive compensation plans and makes decisions with respect to any base salary adjustment, approves certain individual performance objectives and target annual cash bonus opportunities. Recommendations for equity awards to our CEO continue to be developed by the Compensation Committee and submitted to the independent members of our Board of Directors for their consideration and approval. After the end of the fiscal year, the Compensation Committee reviews the performance of our executive officers, including the Named Executive Officers, to determine the payouts for the annual cash bonus opportunities for the previous year.
Role of Management
The Compensation Committee works with members of our management, including our CEO and Human Resources professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters. Typically, this information includes an analysis of our executive officers’ compensation mix and levels compared to the competitive market (as determined using compensation survey data) prepared by our Human Resources professionals or the compensation consultant to the Compensation Committee. The Compensation Committee then uses this information as one factor in its deliberations on specific compensation actions and decisions.
While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee only uses these recommendations and proposals as one factor in making compensation decisions.
Role of Compensation Consultant
The Compensation Committee is authorized to retain advisors the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Pursuant to that authority, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc. ("Compensia"), to provide advice and ongoing recommendations on executive compensation matters for 2017.
Compensia representatives meet with our Compensation Committee during its regular meetings without any members of management present. Compensia with the acknowledgment and consent of the Compensation Committee also works with our management from time to time to assist it in the preparation of its recommendations for the Compensation Committee.
Based on the consideration of the various factors as set forth in the listing standards of the NASDAQ Stock Market, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest.

Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist it in setting compensation levels, the Compensation Committee refers to standard industry surveys, including the custom Radford Global Technology Compensation Survey and relevant peer company data. While the Compensation Committee reviews this compensation data to inform its decision-making process, it did not set compensation components to meet specific benchmarks. Instead, the Compensation Committee used this data as a point of reference so that it could set total compensation levels that it believed were reasonably competitive. While compensation levels differed among our executive officers based on competitive factors, and the role, responsibilities, and performance of each specific executive officer, there were no material differences in the compensation policies and practices for our executive officers, including the Named Executive Officers.
In October 2016, the Compensation Committee reviewed the peer group of companies it had used and removed certain companies because they had been acquired, or because they were no longer regarded as a peer due to poor revenue or market performance, and included additional companies that the Compensation Committee believed to be more comparable to our current business.
This peer group was developed based on using the following criteria:

•	Revenue: ~0.5x to ~2.0x our then trailing four-quarter revenues of $313M

•	Preference of companies with strong revenue growth

•	Market Capitalization: ~0.33x to ~3.0x our market capitalization

•	Industry: SaaS security software and networking companies (primary); broad software (secondary)
This peer group was comprised of the following companies:

Barracuda Networks, Inc.	Imperva, Inc.
Box, Inc.	Infoblox, Inc.
BroadSoft, Inc.	LogMeIn, Inc.
Cornerstone OnDemand, Inc.	Paycom Software, Inc.
Demandware, Inc.	Qualys, Inc.
Ellie Mae, Inc.	Splunk Inc.
FireEye, Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.	Zendesk, Inc.
Executive Compensation Program Components
Our executive compensation program consists of the following components:

•	Base Salary

•	Short-term cash incentive

•	Long-term equity compensation

•	Comprehensive benefit programs
The following describes the rationale for each component and how awards are determined
Base Salary
Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers, including the Named Executive Officers for services rendered during the year, and to remain competitive in attracting and retaining executive talent. The Compensation Committee conducts an annual review of each executive officer’s base salary and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level and position (in the case of a promotion), and market conditions.

In January 2017, the Compensation Committee after considering the market practice survey data of our peer group provided by Compensia and consulting with Mr. Steele increased the base salaries for all of our Named Executive Officers. The Compensation Committee increased base salary for all the Named Executive Officers to strengthen alignment with the peer group market practices and our compensation philosophy of 50th to 75th percentile, and to recognize performance and contribution to our overall business success.
The base salaries of the Named Executive Officers for 2017 were as follows:

Named Executive Officer	2016 Base Salary	Percentage Increase	2017 Base Salary
Mr. Steele	$450,000	6%	$475,000
Mr. Auvil	$360,000	6%	$380,000
Mr. Knight	$350,000	6%	$370,000
Ms. Newell	$400,000	5%	$420,000
Mr. Lee	$275,000	9%	$300,000
Annual Cash Bonuses: Executive Bonus Plan
A key executive compensation objective is to have a significant portion tied to Company Performance to drive alignment of objectives to key business results. To accomplish this objective, we provide for performance-based cash bonus opportunities for our executives, including our Named Executive Officers based on achievement against corporate performance objectives established at the beginning of the fiscal year.
In March 2017, the Compensation Committee approved the corporate performance measures and related target levels for our 2017 Executive Bonus Plan for purposes of providing annual cash bonus opportunities to our executive officers, including the Named Executive Officers. A notable change to our plan was a move from “Adjusted EBITDA” to Non-GAAP operating income, combined with revenue as the performance measures used to fund the 2017 bonus pool.
Target Annual Cash Bonus Opportunities
Under our Executive Bonus Plan, the target annual cash bonus opportunities are designed to reward our executive officers based on our overall company performance and each individual executive officer's contribution to performance. They are also aligned to market to ensure a competitive and retentive total cash compensation package. As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each executive officer should be determined as a percentage of such executive officer's base salary. The target annual cash bonus opportunities for the Named Executive Officers for 2017 were:

Named Executive Officer	2017 Bonus Opportunity (as a percentage of base salary)
Mr. Steele	100%
Mr. Auvil	75%
Mr. Knight	50%
Ms. Newell	100%
Mr. Lee	50%
Corporate Performance Measures
Under the Executive Bonus Plan, the Compensation Committee selected revenue and Non-GAAP operating income as the two corporate performance measures to be used to fund the 2017 bonus pool. The Compensation Committee believed that the target levels for these two performance measures for 2017 would require a focused effort by management to achieve both levels of performance. For 2017, we achieved $515.3 million in revenue, which is approximately 100% of our annual revenue target for the Executive Bonus Plan. Our Non-GAAP operating income for the year 2017 was $46.1 million, which was approximately 117% of our Non-GAAP operating income target for the year.

Individual Performance Measures
To achieve our compensation objective of rewarding individual performance, our CEO developed a series of performance objectives for our Named Executive Officers (other than himself), which he deemed to be integral to the achievement of the corporate performance objectives and strengthen our internal operations. In addition, the Compensation Committee determined the individual performance objectives for our CEO.
For purposes of 2017 the Executive Bonus Plan, these performance objectives for the Named Executive Officers were as follows:

•
Mr. Steele - his performance objectives related to achieving externally-communicated revenue and billings, free cash flow, and gross margin targets, staffing recruitment and development, sales team productivity, inorganic growth and geographic revenue mix;

•
Mr. Auvil - his performance objectives related to the public reporting process and associated statutory filings, investor relations, scale reporting organizations to meet global needs, and continued forecasting and reporting process improvements;

•	Mr. Knight - his performance objectives related to product positioning, sales enablement, service delivery and revenue delivery;

•	Ms. Newell - her performance objectives related to sales team productivity, quota-carrying sales capacity, sales leadership recruitment and hiring and international revenue;

•	Mr. Lee - his performance objectives related to product positioning, sales enablement, service delivery and revenue delivery.
At the end of the year, each executive officer’s individual performance was evaluated by our CEO, who then made recommendations to the Compensation Committee with respect to individual performance attainment percentage. In the case of our CEO, the independent members of the Board of Directors evaluated his individual contributions towards the achievement of his performance objectives.
Award Decisions and Analysis
In January 2018, the Compensation Committee evaluated our performance for 2017 and determined the attainment of the target bonus opportunity and resulting target payment to be paid to the Named Executive Officers for 2016. In making these awards, the Compensation Committee consulted with our CEO with respect to the Named Executive Officers (except with respect to his own bonus) and evaluated our financial and operational performance and the level of achievement of the corporate performance objectives for the year. The Compensation Committee determined that performance against target (Revenue and Non-GAAP Operating Income) for 2017 would result in a bonus pool of 116.5%.
Our CEO evaluated the achievement of each executive officer against his individual performance objectives and formulated a recommendation for each such executive officer’s annual bonus for consideration by the Compensation Committee. These recommendations were based on his subjective assessment of each individual’s contributions against their personal performance objectives during the year. In the case of our CEO, the independent members of the Board of Directors evaluated his performance against his individual performance objectives and determined the amount of his annual bonus. Mr. Steele was determined to have satisfied his performance objectives at a level of 94%. Mr. Auvil was determined to have satisfied his personal performance objectives at a level of 95%. Ms. Newell was determined to have satisfied her personal performance objectives at a level of 88%. Mr. Knight was determined to have satisfied his personal performance objectives at a level of 90%. Mr. Lee was determined to have satisfied his personal performance objectives at a level of 87%.

Based on these determinations, the Compensation Committee approved cash bonuses based on pro-rated base salaries to account for salary increases for the Named Executive Officers as follows:

	Target Bonus (100%)	Individual performance %	Target Bonus (funded at 116.5%)	2017 Bonus
Gary Steele	$468,250	94%	$556,505	$523,115
Paul Auvil	$280,950	95%	$333,903	$317,208
David Knight	$182,350	90%	$216,719	$195,047
Tracey Newell	$414,200	88%	$492,268	$433,196
Darren Lee	$147,500	87%	$175,300	$152,511
Equity Awards
We use equity awards to incent and reward our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards have been granted in the form of both time-based and performance based restricted stock units. We believe that an appropriate mix of RSU and PSU awards allow us to compete effectively in the current market and provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date of the awards.
2017 Equity Awards
On February 2, 2017, the Compensation Committee approved equity awards for our Named Executive Officers. These 2017 equity awards consisted of a mix of RSUs and PSUs. The target award for each equity vehicle was established based on a combination of grant value and value as a percentage of market capitalization. The combined value of the target award was then divided into half (1/2 RSU awards and 1/2 PSU awards) to establish share guidelines for each executive position. The individual equity awards delivered were based on the executives’ performance against their contributions, including each executive officer’s individual performance for 2015, and an overall assessment of our financial performance in areas such as revenue, bookings, gross margin and cash flow. Additionally, on February 2, 2017, the Compensation Committee recommended the approval of our CEO’s cash compensation and equity awards to the independent members of our Board of Directors. The Board of Directors approved the Compensation Committee’s recommendations, including the grant of equity awards for our CEO.
The size of the 2017 equity awards was determined by the Compensation Committee (or independent members of our Board of Directors in the case of the CEO) and based on its evaluation of the annual competitive analysis prepared by Compensia, the Committee’s subjective assessment of the performance of our executive officers, their objectives to motivate and retain our executive officers and the relevant peer company market practices. Additionally, the Compensation Committee reviews equity award amounts from two perspectives; grant-date fair value and grant-date value as a percentage of market capitalization. We believe this approach allows for a more stable methodology on a year-over-year basis and ensures a more qualitative method to evaluate market values for equity and helps ensure we are granting equity awards in amounts that are market balanced and in line with our overall compensation philosophy.
The Compensation Committee then exercised its subjective judgment to set the value of the equity awards for each executive officer, taking into consideration its assessment of each individual's performance, the current equity holdings of each executive officer (with an emphasis on the remaining vesting requirements of any unvested holdings), the relative roles and responsibilities of each executive officer, and its desire to maintain parity in the awards granted to executive officers performing substantially similar responsibilities.
In the case of the award for Mr. Steele, the independent members of the Board of Directors considered his performance in all prior years and specifically in 2016. They considered the performance and growth of the business in 2016 and his efforts to develop our senior management team and focus the organization on continued growth in the market. The independent members of the Board of Directors also noted that, as the chief executive officer of a public company with a recent history of steady revenue growth and strong overall performance and his proven leadership in a growing industry sector, a meaningful equity award was appropriate to set his overall total direct compensation opportunity at approximately 75% of the median total direct compensation of chief executive officers of the companies in the compensation peer group.

The RSU awards and PSU awards granted to the Named Executive Officers were as follows:

	2017 Grants
	Number of Shares Underlying
Named Executive Officer	RSUs	PSUs at Target	PSUs at Maximum
Mr. Steele	45,000	22,500	45,000
Mr. Auvil	20,000	10,000	20,000
Mr. Knight	12,000	6,000	12,000
Ms. Newell	16,000	8,000	16,000
Mr. Lee	10,000	5,000	10,000
Achievement of Performance Objectives for 2015 and 2016 PSU Awards
Since January 2015, the Compensation Committee has approved equity awards for our Named Executive Officers, which included PSU awards. These PSU awards vest over a four-year period based on both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, (i) 50% of the shares of our common stock subject to the awards will become eligible for vesting if, during the four-year period commencing January 1 of the Plan Year, we have had five consecutive quarters of year over year revenue growth exceeding 30% while at the same time achieving certain profitability metrics per the Board-approved operating plan; and (ii) another 50% of the shares of our common stock subject to the awards will become eligible for vesting if, during the four-year period commencing January 1 of the Plan Year, we have had five consecutive quarters of year over year revenue growth exceeding 35% while at the same time achieving certain profitability metrics per the Board-approved operating plan.
For five consecutive quarters (the first four quarters of 2016 and the first quarter of 2017) in each quarter we exceeded the target 30% year over year revenue growth (achieving revenue growth of 37%, 41%, 44%, 43% and 43% for the five quarters) and achieved the profitability metric set forth in the Board approved operating plan (achieving Adjusted EBITDA in millions of $1.3, $7.7, $15.0, $14.8 and $12.3 as compared to operating plan metrics of $1.0, $3.4, $3.8, $5.1 and $12.1 for the five quarters).
On May 1, 2017, the Compensation Committee certified that, based on the achievement described above, we had exceeded the target performance objectives for the 50% of the 2015 PSU awards tied to revenue growth exceeding 35% and 100% of the 2016 grants, resulting in each of our Named Executive Officers earning the number of shares as follows:

	PSU Award (number of shares at target performance level)	PSU Award (number of shares at maximum performance level)	PSU Award (number of shares earned)	PSU Award (market value of number of shares earned as of date of award certification)
Mr. Steele	60,600	60,600	60,600	$4,591,056
Mr. Auvil	27,000	27,000	27,000	$2,045,520
Mr. Knight	13,000	13,000	13,000	$984,880
Ms. Newell	15,000	15,000	15,000	$1,136,400
Mr. Lee	9,000	9,000	9,000	$681,840
Welfare and Other Benefits
We have established a 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2017, we did not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that eligible contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts and health spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2016, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each Named Executive Officer.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee or the independent members of the Board of Directors, as applicable.
Employment Agreements
We have entered into employment agreements with each of our executive officers, except as described below, which are comprised of an offer letter, an inventions assignment and confidentiality agreement, and an Arbitration Agreement. Our employment agreement with Mr. Steele is comprised solely of an offer letter and the Employee Confidentiality Agreement. Each of these arrangements was approved on our behalf by our Board of Directors or, in certain instances, the Compensation Committee. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling these executive positions, our Board of Directors and the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment offer letters provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity and/or a commissions plan, and an equity award in the form of a stock option to purchase shares of our common stock. The actual compensation of the executive officers may no longer be accurately reflected in the letters. Except for Ms. Newell, who has a severance arrangement (described below), these letters do not provide for any arrangements for payments or benefits upon termination of their employment in specified circumstances, including following a change in control (except the programmatic benefits inherent in any stock option award for the executives). These arrangements (including potential payments and terms) are discussed in more detail in the “Potential Payments upon Termination or Change in Control” section below.
Outstanding Stock Options and Restricted Stock Units
For executive officers who have worked for our company one year or more prior to involuntary termination of employment, in the event that the employment of the executive officer is involuntarily terminated within 18 months following a change in control of our company, the unvested shares of our common stock subject to all of the outstanding stock options or restricted stock units previously granted to such executive officer will become immediately vested and exercisable in full, as described in “Potential Payments Upon Termination or Change in Control.” For executive officers who have worked for our company less than one year prior to involuntary termination, in the event that the employment of the executive officer is involuntarily terminated within 18 months following a change in control of our company, the shares of our common stock subject to the outstanding stock options or restricted stock units that are scheduled to be vested through the 12 month anniversary of the change of control event will become immediately vested and exercisable in full, as described in the “Potential Payments Upon Termination or Change in Control” section below.

Objectives of Protections
We believe that these protections assisted us in attracting these individuals to join our company. We also believe that these protections serve our executive retention objectives by helping the Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these agreements were determined after review by our Board of Directors or the Compensation Committee, as applicable, of our retention goals for each executive officer and an analysis of relevant market data.
For a summary of the material terms and conditions of these severance and change in control arrangements, see “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies
Stock Ownership Guidelines
Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the Named Executive Officers.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (clawback) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.
Derivatives Trading Policy
Our Insider Trading Policy prohibits the trading of derivatives or the hedging of our equity securities by our employees, including the Named Executive Officers, and directors.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 or unless the compensation is incurred in respect of stock options or RSU awards that are not subject to the deduction limit pursuant to an exception in Section 162(m) for certain awards made within a designated time period following our initial public offering. In addition, we believe that compensation expense incurred in respect of performance-based RSU awards granted to our executive officers prior to November 2, 2017, were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by our Compensation Committee pursuant to our shareholder-approved equity incentive plan and will continue to be deductible. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility.
Taxation of Nonqualified Deferred Compensation
Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 during 2017, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow ASC 718 for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Risk Assessment of Compensation Programs
We have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. To make this determination, our management reviewed the compensation policies, plans and practices for our executive officers, as well as for all other employees. We assessed the following features of our compensation, plans and practices: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Tables
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to, our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving as such at December 31, 2017 for all services rendered in all capacities to us during 2017.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation		Total($)(4)
Gary Steele	2017	$472,917	$5,525,550		$—	$523,115	$625	(5)	$6,522,207
Chief Executive Officer	2016	$450,000	$3,165,447	(8)	$1,474,213	$—	$342	(5)	$5,090,002
	2015	$450,000	$4,621,099	(8)	$2,818,410	$—	$325	(5)	$7,889,834
Paul Auvil	2017	$377,500	$2,421,600		$—	$317,208	$500	(5)	$3,116,808
Chief Financial Officer	2016	$360,000	$1,674,266	(8)	$725,766	$—	$342	(5)	$2,760,374
	2015	$360,000	$1,920,826	(8)	$901,891	$—	$325	(5)	$3,183,042
David Knight	2017	$367,500	$1,452,960		$—	$195,047	$4,217	(6)	$2,019,724
Executive Vice President, GM Information Security	2016	$347,917	$631,080		$362,883	$221,415	$3,164	(6)	$1,566,459
	2015	$322,083	$1,099,190		$366,393	$161,126	$4,075	(6)	$1,952,867
Tracy Newell	2017	$417,500	$1,937,280		$—	$433,196	$552	(5)	$2,788,528
Executive Vice President, Worldwide Sales and Customer Success	2016	$400,000	$631,080		$362,883	$519,947	$3,164	(7)	$1,917,074
	2015	$400,000	$1,024,560		$591,866	$367,598	$4,073	(7)	$2,388,097
Darren Lee	2017	$296,875	$1,210,800		$—	$152,511	$393	(5)	$1,660,579
Senior Vice President, GM Information Archiving and Governance Products Group	2016	$274,167	$315,540		$181,442	$159,453	$342	(5)	$930,944
	2015	$265,000	$455,360		$169,105	$136,720	$325	(5)	$1,026,510
_______________________________________________________________________________

(1)
Unless otherwise noted in these footnotes, the amounts in this column represent the aggregate grant date fair values of the RSU awards and PSU awards granted during the year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding estimated forfeitures.

The table below sets forth the grant date fair value for PSUs awarded in 2017, 2016 and 2015.

Named Executive Officer	Fiscal Year	Probable outcome of Performance Stock Units Grant Date Fair Value ($)	Maximum outcome of Performance Stock Units Grant Date Fair Value ($)
Gary Steele	2017	$1,841,850	$3,683,700
	2016	$830,922	$1,661,844
	2015	$1,650,680	$3,301,360
Paul Auvil	2017	$807,200	$1,614,400
	2016	$420,720	$841,440
	2015	$626,120	$1,252,240
David Knight	2017	$484,320	$968,640
	2016	$210,360	$420,720
	2015	$284,600	$569,200
Tracey Newell	2017	$645,760	$1,291,520
	2016	$210,360	$420,720
	2015	$398,440	$796,880
Darren Lee	2017	$403,600	$807,200
	2016	$105,180	$210,360
	2015	$284,600	$569,200

(2)
The amounts in this column represent the aggregate grant date fair values of the stock options granted during the year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported are set forth in Note 9 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. No options were granted during the year ended December 31, 2017.

(3)
The amounts in this column represent total performance-based bonuses earned for services rendered in the year referenced in the row under the bonus plan. As described above, achievement under the Executive Bonus Plan takes into consideration corporate performance measures, in this case annual revenue targets and Non-GAAP operating income target, as well as individual performance.

(4)	The amounts in this column represent the sum of the compensation amounts reflected in the other columns of this table.

(5)	Represents amounts relating to payment of life insurance premiums.

(6)
Represents amounts relating to discounts from the market price of Company stock at the date of purchase pursuant to Mr. Knight’s participation in the Company’s employee stock purchase plan and payment of life insurance premiums.

(7)
Represents amounts relating to discount from the market price of Company stock at the date of purchase pursuant to Ms. Newell’s participation in the Company’s employee stock purchase plan and payment of life insurance premiums.

(8)
Messrs. Steele and Auvil each elected to receive the 2015 and 2016 bonus payout in the form of restricted stock awards (RSAs) with 15% premium which would vest on the first anniversary of the date of grant. The amounts include the 15% premium.

2017 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary Steele	2/6/2017								45,000			$3,683,700
	2/6/2017				—	22,500	45,000	(2)				$1,841,850
		$234,125	$468,250	$702,375
Paul Auvil	2/2/2017								20,000			$1,614,400
	2/2/2017				—	10,000	20,000	(2)				$807,200
		$140,475	$280,950	$421,425
David Knight	2/2/2017								12,000			$968,640
	2/2/2017				—	6,000	12,000	(2)				$484,320
		$91,175	$182,350	$273,525
Tracey Newell	2/2/2017								16,000			$1,291,520
	2/2/2017				—	8,000	16,000	(2)				$645,760
		$207,100	$414,200	$621,300
Darren Lee	2/2/2017								10,000			$807,200
	2/2/2017				—	5,000	10,000	(2)				$403,600
		$73,750	$147,500	$221,250

(1)
The amounts in this column represent the aggregate grant date fair values of the stock options, RSUs and PSUs granted during the year indicated in the row, computed in accordance with FASB Accounting Standards Codification Topic 718.

(2)
The amounts in this row reflect, in share amounts, the target and maximum potential PSUs for the performance period from January 1, 2017, through December 31, 2020. The 2017 PSU program did not contain any threshold value. These PSU awards vest over a four-year period as follows: 50% of the unvested PSUs will become eligible for vesting if, during the four-year period following the grant (the "Performance Period"), the Company (a) has had five consecutive quarters of year over year revenue growth exceeding the pre-defined target percentage and (b) has achieved certain profitability metrics per the Board-approved operating plan cumulatively over the same five quarter period. 100% of the unvested PSUs will become eligible for vesting if, during the Performance Period, the Company (a) has had five consecutive quarters of year over year revenue growth exceeding the pre-defined stretch target percentage and (b) has achieved certain profitability metrics per the Board-approved operating plan cumulatively over the same five quarter period. Once PSUs are eligible for vesting, a pro rata portion (as measured against the Performance Period) of the amount eligible will vest subject to certification of the Compensation Committee, with the remainder to vest in pro rata portions on the remaining grant date anniversaries over the four-year period.
Outstanding Equity Awards at December 31, 2017

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(#)(1)		Option Exercise Price ($)(2)(3)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Named Executive Officer	Exercisable	Unexercisable
Gary Steele	63,015	—	$3.88	3/8/2020
	100,000	—	$5.48	4/28/2021
	125,000	—	$7.98	1/22/2022
	180,000	—	$14.12	3/4/2023
	115,000	5,000	$36.00	3/25/2024
	70,833	29,167	$57.49	4/5/2025
	29,792	35,208	$50.93	4/7/2026
					15,000		$1,332,150
					21,500		$1,909,415
					29,000	(6)	$2,575,490
					21,726		$1,929,486
					23,700	(6)	$2,104,797
					45,000		$3,996,450
					45,000	(6)	$3,996,450
					8,539	(7)	$758,349
Paul Auvil	3,479	—	$5.48	4/28/2021
	24,969	—	$7.98	1/22/2022
	90,000	—	$14.12	3/4/2023
	76,667	3,333	$36.00	3/25/2024
	22,667	9,333	$57.49	4/5/2025
	14,667	17,333	$50.93	4/7/2026
					10,000		$888,100
					11,000	(6)	$976,910
					8,500		$754,885
					11,000	(6)	$976,910
					12,000		$1,065,720
					20,000	(6)	$1,776,200
					20,000		$1,776,200
					5,231	(7)	$464,565
David Knight	520	1,042	$36.00	3/25/2024
	8,236	3,792	$57.49	4/5/2025
	7,333	8,667	$50.93	4/7/2026
					2,500		$222,025
					3,500		$310,835
					5,000	(6)	$444,050
					3,500		$310,835
					5,500	(6)	$488,455

					6,000		$532,860
					12,000		$1,065,720
					12,000	(6)	$1,065,720
Tracey Newell	458	917	$36.00	3/25/2024
	6,120	6,125	$57.49	4/5/2025
	7,333	8,667	$50.93	4/7/2026
					3,000		$266,430
					5,500		$488,455
					7,000	(6)	$621,670
					5,500	(6)	$488,455
					6,000		$532,860
					16,000		$1,420,960
					16,000	(6)	$1,420,960
Darren Lee	3,799	1,042	$36.00	3/25/2024
	1,500	1,750	$57.49	4/5/2025
	1,667	4,333	$50.93	4/7/2026
					1,250		$111,013
					1,500		$133,215
					5,000	(6)	$444,050
					3,000		$266,430
					2,750	(6)	$244,228
					10,000		$888,100
					10,000	(6)	$888,100
_______________________________________________________________________________

(1)
Unless otherwise noted in these footnotes, all stock options referenced in this table vest as to 25% of the shares of our common stock subject to the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)
Represents the fair market value of a share of our common stock, as determined by our Board of Directors or as determined by the closing market price, on the option’s grant date. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Stock-Based Compensation” of our annual report on Form 10-K for a discussion of how we have valued our common stock.

(3)
Pursuant to the existing option agreements, in the event of a change in control of our company, if the Named Executive Officer has been employed by our company continuously for at least one year at the time of the change of control, then 100% of the then-unvested portion of each Named Executive Officer’s options will accelerate in full in the event of an involuntary termination of employment, as defined in the Named Executive Officer’s option agreement, in connection with or within 18 months following a change in control of our company.

(4)
Unless otherwise noted in these footnotes, all restricted stock units referenced in this table vest as to 25% of the shares of our common stock subject to the restricted stock unit on each of the four (4) successive anniversaries of the vesting commencement date. Pursuant to the existing RSU agreements, in the event of a change in control of our company, if the Named Executive Officer has been employed by our company continuously for at least one year at the time of the change of control, then 100% of the then-unvested portion of each Named Executive Officer’s RSUs will accelerate in full in the event of an involuntary termination of employment, as defined in the Named Executive Officer’s RSU agreement, in connection with or within 18 months following a change in control of our company.

(5)	Market value of shares based on closing price of our common stock on December 31, 2017 of $88.81.

(6)	Represent maximum potential PSUs outstanding on December 31, 2017. Please refer to Note (3) for the “Grant of Plan-Based Awards” table for detail.

(7)
Represents the RSA awards for the 2016 Bonus Payout issued in 2017 and outstanding on December 31, 2017. Mr. Steele and Mr. Auvil, each has elected to receive their 2016 Bonus Payout in the form of equity (Restricted Stock Awards with a 100% vest date 12 months from date of grant) and as the result of their election, each received an additional 15% of their 2016 payout value in RSAs.

2017 Options Exercised and Stock Vested
The following table provides information regarding stock option exercises by our Named Executive Officers as of December 31, 2017, and the number of shares of restricted stock units held by each Named Executive Officer that vested during the 2017 fiscal year. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of restricted stock unit awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the Named Executive Officer.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary Steele	440,000	$36,097,343	76,436	$5,952,766
Paul Auvil	75,000	$6,071,823	38,482	$3,008,862
David Knight	50,410	$2,948,001	14,250	$1,101,380
Tracey Newell	58,553	$3,126,823	34,250	$2,872,593
Darren Lee	18,000	$848,337	8,000	$616,083
Potential Payments upon Termination or Change of Control
We have entered into employment, termination of employment and change-in-control arrangements with our Named Executive Officers as summarized below:
Gary Steele.    Mr. Steele’s initial offer letter no longer provides for any compensation in the event that he is terminated with or without cause. However, all of his equity compensation grants provide that if within 12 months following a change of control of Proofpoint we terminate his employment without cause or if Mr. Steele terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Steele gives 90 days written notice of such occurrence and the Company has 30 days opportunity to cure), all then-unvested shares of equity (options, RSUs and performance-based RSUs) granted to Mr. Steele will fully vest on his termination date.
For purposes of Mr. Steele’s equity compensation grants, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Proofpoint after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) similar change in control transaction.
The following table summarizes the potential payments and benefits payable to Mr. Steele upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Steele was terminated on December 31, 2017.

				Following a Change in Control
Executive Benefits and Payments upon Termination	Voluntary Termination or Termination for Cause	Involuntary Termination Not for Cause	Termination for Good Reason	Involuntary Termination Not for Cause	Termination for Good Reason
Base Salary	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—
Value of Accelerated Options	$—	$—	$—	$2,511,239	$2,511,239
Value of Accelerated RSUs, PSUs and RSAs	$—	$—	$—	$18,602,587	$18,602,587
Other Benefits	$—	$—	$—	$—	$—

Paul Auvil.    Mr. Auvil’s offer letter does not provide for any compensation in the event that he is terminated with or without cause. However, all of his equity compensation grants provide that if within 12 months following a change of control of Proofpoint we terminate his employment without cause or if Mr. Auvil terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Auvil gives 90 days written notice of such occurrence and the Company has 30 days opportunity to cure), all then-unvested shares of equity (options, RSUs and performance-based RSUs) granted to Mr. Auvil will fully vest on his termination date.
For purposes of Mr. Auvil’s equity compensation grants, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Proofpoint after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) similar change in control transaction.
The following table summarizes the potential payments and benefits payable to Mr. Auvil upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Auvil was terminated on December 31, 2017.

				Following a Change in Control
Executive Benefits and Payments upon Termination	Voluntary Termination or Termination for Cause	Involuntary Termination Not for Cause	Termination for Good Reason	Involuntary Termination Not for Cause	Termination for Good Reason
Base Salary	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—
Value of Accelerated Options	$—	$—	$—	$1,124,899	$1,124,899
Value of Accelerated RSUs, PSUs and RSAs	$—	$—	$—	$8,679,490	$8,679,490
Other Benefits	$—	$—	$—	$—	$—
David Knight.    Mr. Knight’s offer letter does not provide for any compensation in the event that he is terminated with or without cause. However, all of his equity compensation grants provide that if within 12 months following a change of control of Proofpoint we terminate his employment without cause or if Mr. Knight terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Knight gives 90 days written notice of such occurrence and the Company has 30 days opportunity to cure), all then-unvested shares of equity (options, RSUs and performance-based RSUs) granted to Mr. Knight will fully vest on his termination date.
For purposes of Mr. Knight’s equity compensation grants, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Proofpoint after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) similar change in control transaction.
The following table summarizes the potential payments and benefits payable to Mr. Knight upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Knight was terminated on December 31, 2017.

				Following a Change in Control
Executive Benefits and Payments upon Termination	Voluntary Termination or Termination for Cause	Involuntary Termination Not for Cause	Termination for Good Reason	Involuntary Termination Not for Cause	Termination for Good Reason
Base Salary	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—
Value of Accelerated Options	$—	$—	$—	$502,099	$502,099
Value of Accelerated RSUs and PSUs	$—	$—	$—	$4,440,500	$4,440,500
Other Benefits	$—	$—	$—	$—	$—

Tracey Newell.    Ms. Newell’s offer letter provide that if within 12 months following a change of control of Proofpoint we terminate her employment without cause or if Ms. Newell terminates her employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary, provided that, Ms. Newell gives 90 days written notice of such occurrence and the Company has 30 days opportunity to cure), Ms. Newell will receive severance equal to 6 months of salary plus an amount equal to 6 months of Cobra premiums and all then-unvested shares of equity (options, RSUs and performance-based RSUs) granted to Ms. Newell will fully vest on her termination date.
We have also agreed that in the event we terminate Ms. Newell’s employment without cause, or if Ms. Newell terminates her employment for good reason, Ms. Newell will receive 6 months’ salary and equal to 6 months of Cobra premiums. Our obligation to make any severance payments is expressly conditioned upon Ms. Newell’s execution and delivery of a general release and waiver of all claims.
In the event that a portion of the severance and other benefits provided to Ms. Newell under the offer letter or any other agreement, benefit, plan or policy of Proofpoint are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be reduced on a pre-tax basis if such reduction would provide Ms. Newell with a greater amount of severance and other benefits on an after-tax basis.
For purposes of Ms. Newell’s employment offer letter, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Proofpoint after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) similar change in control transaction.
The following table summarizes the potential payments and benefits payable to Ms. Newell upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Ms. Newell was terminated on December 31, 2017. Ms. Newell’s employment contract requires that the severance payment be paid in a lump sum.

				Following a Change in Control
Executive Benefits and Payments upon Termination	Voluntary Termination or Termination for Cause	Involuntary Termination Not for Cause	Termination for Good Reason	Involuntary Termination Not for Cause	Termination for Good Reason
Base Salary	$—	$208,750	$208,750	$208,750	$208,750
Bonus	$—	$—	$—	$—	$—
Value of Accelerated Options	$—	$—	$—	$568,568	$568,568
Value of Accelerated RSUs and PSUs	$—	$—	$—	$5,239,790	$5,239,790
Other Benefits	$—	$13,566	$13,566	$13,566	$13,566
Darren Lee.    Mr. Lee's offer letter does not provide for any compensation in the event that he is terminated with or without cause. However, all of his equity compensation grants provide that if within 12 months following a change of control of Proofpoint we terminate his employment without cause or if Mr. Lee terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Lee gives 90 days written notice of such occurrence and the Company has 30 days opportunity to cure), all then-unvested shares of equity (options, RSUs and performance-based RSUs) granted to Mr. Lee will fully vest on his termination date.
For purposes of Mr. Lee's equity compensation grants, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Proofpoint after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) similar change in control transaction.
The following table summarizes the potential payments and benefits payable to Mr. Lee upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Lee was terminated on December 31, 2017.

				Following a Change in Control
Executive Benefits and Payments upon Termination	Voluntary Termination or Termination for Cause	Involuntary Termination Not for Cause	Termination for Good Reason	Involuntary Termination Not for Cause	Termination for Good Reason
Base Salary	$—	$—	$—	$—	$—
Bonus	$—	$—	$—	$—	$—
Value of Accelerated Options	$—	$—	$—	$273,972	$273,972
Value of Accelerated RSUs and PSUs	$—	$—	$—	$2,975,135	$2,975,135
Other Benefits	$—	$—	$—	$—	$—
Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (excluding Mr. Steele, our Chief Executive Officer, or CEO) and the annual total compensation of our CEO.
For 2017:

•	The median of the annual total compensation of all employees of our company, excluding our CEO, was $141,557; and

•	The annual total compensation of our CEO was $6,522,207.
Based on this information the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 46:1. This ratio is meant to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
As permitted by SEC rules, to identify our median employee, we selected base salary, which we calculated as annual base pay using a reasonable estimate of the hours worked during 2017 for hourly employees and using annual salary for our remaining employees, as the compensation measure to be used to compare the compensation of our employees as of December 31, 2017, for the 12-month period from January 1, 2017, through December 31, 2017.
We annualized base pay for any permanent employees who commenced work during 2017. We also applied a conversion rate for our non-U.S. employee as of December 31, 2017. We did not include any contractors or other non-employee workers in our employee population.
Using this approach, we selected the individual who was at the median of our employee population. We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended December 31, 2017 was $141,557.
During 2017, Mr. Steele served as our CEO. We determined Mr. Steele’s annual total compensation for the fiscal year ended December 31, 2017 was $6,522,207, as reported in our 2017 Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of all employees of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to the our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. We provide this disclosure not to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess our compensation practices.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Proofpoint under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mr. Feiber, Chair

Ms. Evan

Mr. Wallace

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2017, with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2002 Stock Option/Stock Issuance Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Proofpoint in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders	2,009,261	(1)	$23.07	10,369,891	(2)
Equity compensation plans not approved by security holders	—	(3)	$—	—
Total	2,009,261		$23.07	10,369,891
_______________________________________________________________________________

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan.

(2)
Includes 1,607,686 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and 3,478,873 shares of common stock that are subject to outstanding awards under the 2012 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2002 Stock Option/Stock Issuance Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2013 through 2020 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

(3)
Excludes outstanding options to acquire 18,084 shares of common stock with weighted average exercise price of $4.68 and 53,184 shares subject to outstanding awards that were assumed as part of FireLayers, Ltd. acquisition; outstanding options to acquire 7,942 shares of common stock with weighted average exercise price of $31.14 and 7,879 shares subject to outstanding awards that were assumed as part of Cloudmark, Inc. acquisition; and outstanding options to acquire 5,061 shares of common stock with weighted average exercise price of $3.20 that were assumed as part of WebLife Balance, Inc. acquisition. No further options or awards may be granted under these assumed plans.

RELATED PARTY TRANSACTIONS
Other than compensation arrangements, including employment, termination of employment and change of control and indemnification arrangements, discussed above in the section entitled “Executive Compensation,” there are no transactions since January 1, 2017, or currently proposed transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties
Our board of directors has adopted a written related-person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.
This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;

•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;

•
transactions with another company at which (i) the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership; or (ii) the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company);

•
charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;

•	ordinary course business travel and expenses, advances and reimbursements; and

•
payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Proofpoint’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Proofpoint under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Proofpoint specifically incorporates it by reference.
The Audit Committee has reviewed and discussed with Proofpoint's management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Proofpoint for the year ended December 31, 2017. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from Proofpoint.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Proofpoint's annual report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

R. Scott Herren, Chair

Dana Evan

Kristen Gil

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting
Proofpoint’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089, Attn: Corporate Secretary.
To be timely for the 2019 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Proofpoint not earlier than 5:00 p.m. Pacific Time on February 14, 2019 and not later than 5:00 p.m. Pacific Time on March 16, 2019. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Proofpoint’s bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Proofpoint’s 2019 annual meeting must be received by the Company not later than December 18, 2018 in order to be considered for inclusion in Proofpoint’s proxy materials for that meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Exchange Act requires Proofpoint's directors, executive officers and any persons who own more than 10% of Proofpoint's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Proofpoint with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Proofpoint and written representations from the directors and executive officers, Proofpoint believes that all Section 16(a) filing requirements were timely met in 2017.
Available Information

Proofpoint will mail without charge, upon written request, a copy of Proofpoint's annual report on Form 10-K for the year ended December 31, 2017, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Proofpoint, Inc.

892 Ross Drive

Sunnyvale, California 94089

Attn: Investor Relations

(408) 517-4710

The Annual Report is also available at http://investors.proofpoint.com.

“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are Proofpoint stockholders will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, Proofpoint will promptly deliver a proxy statement, proxy card, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, annual report and other proxy materials, you may write Proofpoint’s Investor Relations department at 892 Ross Drive, Sunnyvale, California 94089, Attn: Investor Relations, or at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx .
Any stockholders who share the same address and currently receive multiple copies of Proofpoint’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Proofpoint’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37160-P03760

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROOFPOINT, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dana Evan
02) Kristen Gil
03) Gary Steele

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E37161-P03760

PROOFPOINT, INC.
Annual Meeting of Stockholders
May 30, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gary Steele, Paul Auvil and Michael Yang, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROOFPOINT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 30, 2018, via the Internet at www.virtualshareholdermeeting.com/PFPT2018 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side